EXHIBIT 10.10

KEYSIGHT TECHNOLOGIES, INC.

2014 Equity and Incentive Compensation Plan

Global Stock Award Agreement

For Standard Awards Granted to Employees

Section 1.                                          Grant of Stock Award.  This Global Stock Award Agreement, including any additional terms for your country in Appendix A attached hereto (collectively this “Award Agreement”), dated as of the Grant Date indicated in your account maintained by Fidelity Stock Plan Services, LLC or such other company that may provide administrative services in connection with the Plan in the future (the “External Administrator”), is entered into between Keysight Technologies, Inc. (the “Company”), and you as an individual (the “Awardee”) who has been granted Restricted Stock Units (this “Stock Award”) pursuant to the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan (the “Plan”).  This Stock Award represents the right to receive the number of shares of the Company’s $0.01 par value voting common stock (“Shares”) indicated in Awardee’s External Administrator account subject to the fulfillment of the conditions set forth below and pursuant to and subject to the terms and conditions set forth in the Plan.  The Stock Award is an unfunded and unsecured promise by the Company to deliver Shares in the future.  Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.

Section 2.                                          Vesting Period.  So long as Awardee remains an Awardee Eligible to Vest and has not given or been given notice of termination of his Service, the Stock Award shall vest as to 25% of the Shares beginning on the first anniversary of the Grant Date stated in Section 1 above and another 25% on each subsequent anniversary of the Grant Date so that the Stock Award is fully vested on the fourth anniversary of the Grant Date.

Section 3.                                          Nontransferability of Stock Award.  This Stock Award shall not be transferable by Awardee otherwise than by will or by the laws of descent and distribution.  The terms of this Stock Award shall be binding on the executors, administrators, heirs and successors of Awardee.

Section 4.                                          Termination of Employment or Service; Change of Control.

(a)                                 General.  Unless otherwise provided in this Section 4, any unvested Stock Award shall be forfeited immediately upon the date that Awardee gives or is given notice of termination of his or her Service or otherwise ceases to be an Awardee Eligible to Vest (the “Termination Date”) (regardless of the reason for such termination and whether or not later found invalid or in breach of employment laws in the jurisdiction where Awardee is employed or the terms of Awardee’s employment agreement, if any).  Unless otherwise expressly provided in this Award Agreement or determined by the Administrator or its designee, Awardee’s right to vest in the Stock Award under the Plan, if any, will terminate as of such Termination Date and will not be extended by any notice period (e.g., Awardee’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Awardee is employed, including, but not limited to statutory law, regulatory law and/or common law, or the terms of

Awardee’s employment agreement, if any); the Administrator or its designee shall have the exclusive discretion to determine when Awardee is no longer an Awardee Eligible to Vest for purposes of the Stock Award grant.

(b)                                 Awardee’s Death.  Notwithstanding any provision in the Plan to the contrary, if an Awardee dies while providing Service or after Awardee’s retirement in accordance with the applicable local retirement policy (as determined by the Company), the Stock Award shall immediately vest in full.  The vested portion of the Stock Award shall be delivered to the executor or administrator of Awardee’s estate or, if none, to the person(s) entitled to receive the vested Stock Award under Awardee’s will or the laws of descent or distribution.

(c)                                  Awardee’s Disability or Workforce Management Program Termination.  Notwithstanding any provision in the Plan to the contrary, if an Awardee terminates Service due to total and permanent disability or due to participation in the Company’s Workforce Management Program, the Stock Award shall vest in full.

(d)                                 Awardee’s Retirement.  Notwithstanding any provision in the Plan to the contrary, if an Awardee terminates Service due to retirement in accordance with the applicable local retirement policy (as determined by the Company), any unvested Stock Award will continue to vest under the vesting schedule set forth in Section 2 above.  In addition, except as the Administrator or its designee shall determine otherwise, if Awardee becomes eligible to retire or retires in accordance with the applicable local retirement policy, the Stock Award shall immediately vest as to that portion of the Shares necessary to satisfy any Tax-Related Items (as described in Section 7 below) in connection with such eligibility for retirement or retirement and such Shares shall be used to satisfy such Tax-Related Items (either by withholding in Shares or forcing the sale of Shares pursuant to the authority in this Award Agreement, at the Company’s sole discretion).  The Administrator, in its sole discretion, may amend or eliminate the provisions of this Section 4(d), as it determines is necessary or advisable in view of applicable local laws or legal judgments.

(e)                                  Change of Control.  In the event of a Change of Control, the Stock Award shall vest in full immediately prior to the closing of the transaction.  The foregoing shall not apply where the Stock Award is assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a Change of Control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation shall be made by an entity with publicly traded securities and shall provide that the holders of such assumed, converted, replaced or continued Stock Awards shall be able to acquire such publicly traded securities.

Section 5.                                          Settlement of Stock Award.  Except as provided in the following sentence, the Stock Award shall be settled on the earlier of (a) the dates that the Stock Award vests in accordance with Section 2 hereof or (b) the events set forth in Section 4(b), (c) or (e) hereof.  If Awardee terminates Service due to retirement in accordance with Section 4(d), the Stock Award shall be settled in Shares on the normal vesting dates set forth in Section 2 above, subject to the accelerated vesting of a portion of the Stock Award as set forth in Section 4(d)

above, which constitute fixed payment dates for purposes of Section 409A of the Code, or if earlier, upon a Change of Control pursuant to Section 4(e) hereof.

Section 6.                                          Restrictions on Issuance of Shares of Common Stock.  The Company shall not be obligated to issue any Shares pursuant to this Stock Award unless the Shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and as applicable, local laws.  Further, notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Shares pursuant to this Stock Award if such issuance violates or is not in compliance with any Applicable Laws.

Section 7.                                          Responsibility for Taxes.  Awardee acknowledges that, regardless of any action taken by the Company or, if different, the entity to which Awardee is providing Service (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Awardee’s participation in the Plan and legally applicable to Awardee (“Tax-Related Items”), is and remains Awardee’s responsibility and may exceed any amount withheld by the Company or the Employer.  Awardee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Award, including, but not limited to, the grant, vesting or settlement of the Stock Award, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Award to reduce or eliminate Awardee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Awardee is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Awardee authorizes the Company and/or the Employer to, in the sole discretion of the Company and/or the Employer, withhold all applicable Tax-Related Items legally payable by Awardee from Awardee’s wages or other cash compensation paid to Awardee by the Company and/or the Employer, within legal limits, or from proceeds of the sale of Shares.  Alternatively, or in addition, if permissible under local law, the Company may in its sole discretion (1) sell or arrange for the sale of Shares that Awardee acquires to meet the withholding obligation for Tax-Related Items (on Awardee’s behalf pursuant to this authorization), and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount.  Notwithstanding the foregoing, if Awardee is an officer of the Company within the meaning of the Exchange Act, then the Company will withhold in Shares unless the use of such withholding method is not practicable under applicable tax or securities laws or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (1) and (2) above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Awardee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Awardee is deemed to have been issued the full number of Shares subject to the vested Stock Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Awardee agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items.

Section 8.                                          Adjustment.  The number of Shares subject to this Stock Award and the price per Share, if any, of such Shares may be adjusted by the Company from time to time pursuant to the Plan.

Section 9.                                          Nature of Award.  In accepting the grant of this Stock Award, Awardee acknowledges, understands and agrees that:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)                                 the grant of the Stock Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Awards, or benefits in lieu of Stock Awards, even if Stock Awards have been granted in the past;

(c)                                  all decisions with respect to future Stock Award or other grants, if any, will be at the sole discretion of the Company;

(d)                                 the Stock Award grant and Awardee’s participation in the Plan shall not create a right to provide Service or be interpreted as forming an employment or services contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate Awardee’s Service;

(e)                                  Awardee is voluntarily participating in the Plan;

(f)                                   the Stock Award and the Shares subject to the Stock Award are not intended to replace any pension rights or compensation;

(g)                                  the Stock Award and the Shares subject to the Stock Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, profit-sharing payments, pension, retirement or welfare benefits or similar payments;

(h)                                 the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty, the Company makes no representation regarding such future value and neither the Company, the Employer nor any Subsidiary or Affiliate is responsible for any decrease in value or any foreign exchange fluctuations between Awardee’s local currency and the United States Dollar that may affect such value;

(i)                                     this Award Agreement is between Awardee and the Company, and that the Employer (if different) is not a party to this Award Agreement;

(j)                                    in consideration of the grant of the Stock Award to which Awardee is otherwise not entitled, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Award resulting from the termination of Awardee’s Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Awardee is employed or the terms of Awardee’s employment agreement, if any);

(k)                                 Applicable Laws (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) of the country in which Awardee is residing or working at the time of grant or vesting of the Stock Award or the sale of Shares may subject Awardee to additional procedural or regulatory requirements that Awardee solely is responsible for and must independently fulfill in relation to ownership or sale of such Shares; and

(l)                                     the ownership of Shares or assets and/or the holding of a bank or brokerage account may subject Awardee to reporting requirements imposed by tax, banking, and/or other authorities in Awardee’s country, that Awardee solely is responsible for complying with such requirements, and that any cross-border cash remittance made to transfer of proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Awardee to provide to such entity certain information regarding the transaction.

Section 10.                                   No Advice Regarding Grant.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Awardee’s participation in the Plan, or Awardee’s acquisition or sale of the underlying Shares.  Awardee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Section 11.                                   Data Privacy.  Awardee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Awardee’s personal data as described in this Award Agreement and any other Stock Award grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.

Awardee understands that the Company and the Employer may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Awardee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

Awardee understands that Data will be transferred to the External Administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Awardee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Awardee’s country.  Awardee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Awardee authorizes the Company, the External Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan.  Awardee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Awardee understands that he or she is providing the consents herein on a purely voluntary basis.  If Awardee does not consent, or if Awardee later seeks to revoke his or her consent, his or her Service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Awardee’s consent is that the Company would not be able to grant Awardee the Stock Award or other equity awards or administer or maintain such awards.  Therefore, Awardee understands that refusing or withdrawing his or her consent may affect Awardee’s ability to participate in the Plan.  For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that he or she may contact his or her local human resources representative.

Section 12.                                   No Rights Until Issuance.  Awardee shall have no rights hereunder as a shareholder with respect to any Shares subject to this Stock Award until the date that Shares are issued to Awardee.  The Administrator in its sole discretion may substitute a cash payment in lieu of Shares, such cash payment to be equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of the Award Agreement.

Section 13.                                   Administrative Procedures.  Awardee agrees to follow the administrative procedures that may be established by the Company and/or the External Administrator for participation in the Plan which may include a requirement that the Shares issued upon vesting be held by the External Administrator until Awardee disposes of such Shares.  Awardee agrees to update the Company with respect to Awardee’s home address, contact information and any information necessary for the Company or one of its Affiliates to process any required tax withholding or reporting related to this Stock Award.

Section 14.                                   Governing Law and Venue.  This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflicts of laws, as provided in the Plan.  Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California where this grant is made and/or to be performed, and the parties to this Award Agreement consent to the exclusive jurisdiction of such courts.

Section 15.                                   Amendment.  This Stock Award may be amended as provided in the Plan.

Section 16.                                   Language.  If Awardee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Section 17.                                   Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 18.                                   Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 19.                                   Appendix A.  Notwithstanding any provisions in this Award Agreement, the Stock Award grant shall be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for Awardee’s country.  Moreover, if Awardee relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  Appendix A constitutes part of this Award Agreement.

Section 20.                                   Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Awardee’s participation in the Plan, on the Stock Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 21.                                   Insider Trading Restrictions/Market Abuse Laws.  Awardee acknowledges that, depending on his or her country of residence, Awardee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Stock Awards) under the Plan during such times as Awardee is considered to have “inside information” regarding the Company (as defined by any applicable laws in Awardee’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  Awardee is responsible for ensuring compliance with any applicable restrictions and is encouraged to consult his or her personal legal advisor on this matter.

Section 22.                                   Waiver.  Awardee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Awardee or any other Awardee.

Section 23.                                   Section 409A of the Code.

(a)                                 This Stock Award shall be administered, interpreted, and construed in a manner that does not result in the imposition on Awardee of any additional tax, penalty, or interest under Section 409A of the Code.  The preceding provision, however, shall not be construed as a guarantee of any particular tax effect and the Company shall not be liable to Awardee if any payment made under this Stock Award is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under any Award as an amount includible in gross income under Section 409A of the Code.

(b)                                 “Termination of employment,” “resignation,” or words of similar import, as used in this Stock Award means for purposes of payments under this Award that are payments of deferred compensation subject to Section 409A of the Code, Awardee’s “separation from service” as defined in Section 409A of the Code.

(c)                                  To the extent any payment or settlement that is a payment of deferred compensation subject to Section 409A of the Code is contingent upon a Change of Control, such payment or settlement shall only occur if the Change of Control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.  The vesting of any Award shall not be affected by the preceding sentence.

(d)                                 If a payment obligation under this Stock Award arises on account of Awardee’s separation from service while Awardee is a “specified employee” (as defined in Section 409A of the Code), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after his or her death.

Section 24.                                   Recoupment.  This Stock Award is subject to the terms of the Keysight Technologies Executive Compensation Recoupment Policy in the form approved by the Administrator as of the Grant Date (the “Policy”), if and to the extent that the Policy by its terms applies to the Stock Award and Awardee; and the terms of the Policy as of the Grant Date are incorporated by reference herein and made a part hereof.

Section 25.                                   Entire Agreement.  The Plan is incorporated herein by reference.  The Plan and this Award Agreement (including Appendix A attached hereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Awardee with respect to the subject matter hereof, and may not be modified adversely to Awardee’s interest except by means of a writing signed by the Company and Awardee, unless such modification is deemed necessary by the Administrator in order to comply with Applicable Laws.

Section 26.                                   Acceptance and Rejection.  This Award Agreement is one of the documents governing this Stock Award, which Awardee may accept or reject online through the External Administrator’s website.  If Awardee has not rejected this Stock Award by the time of the first vesting event, Awardee will be deemed to have accepted this Stock Award, and the Shares vested pursuant to the Stock Award will be issued and taxed accordingly.  Further, by accepting the grant of this Stock Award (whether affirmatively or by failing to reject the Award, Awardee agrees that this Stock Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement (including Appendix A), and Awardee acknowledges that he or she agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Plan and Award Agreement.

KEYSIGHT TECHNOLOGIES, INC.

By:

Ronald S. Nersesian
President and Chief Executive Officer

By:
Stephen D. Williams
Senior Vice President and General Counsel

APPENDIX A

KEYSIGHT TECHNOLOGIES, INC.

2014 Equity and Compensation Plan

Award Agreement

For Standard Awards Granted to Employees

COUNTRY-SPECIFIC TERMS AND CONDITIONS

All capitalized terms used in this Appendix A that are not defined herein have the meanings defined in the Plan or the Award Agreement (the “Award Agreement”).  This Appendix A constitutes part of the Award Agreement.

This Appendix A includes additional or different terms and conditions that govern the Stock Award if Awardee works or resides in one of the countries listed below.  In the event of any conflict or inconsistency between the terms of this Appendix A and the Award Agreement, the terms of this Appendix A shall govern.

Awardee understands that if Awardee is a citizen or resident of a country other than the one in which he or she is currently working, transfers Service and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Awardee.

ARGENTINA

There are currently no country-specific provisions.

AUSTRALIA

Australian Offer Document.  Awardee understands and agrees that Awardee’s right to participate in the Plan and Stock Awards granted under the Plan are subject to an Australian Offer Document.  Awardee’s right to be granted and vest in the Stock Awards and acquire Shares under the Plan is subject to the terms and conditions as stated in the Australian Offer Document, the Plan and the Award Agreement.

AUSTRIA

There are currently no country-specific provisions.

BELGIUM

There are currently no country-specific provisions.

BRAZIL

Compliance with Law.  By accepting the Stock Award, Awardee acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the Stock Award, the receipt of any dividends, and the sale of Shares acquired under the Plan.

Nature of Award Acknowledgment.  This provision supplements Section 9 of the Award Agreement:

By accepting the Stock Award, Awardee acknowledges that he or she is making an investment decision, the Shares will be issued to Awardee only if the vesting conditions are met and the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to Awardee.

CANADA

Termination of Service.  Awardee understands and agrees that, in the event of termination of Awardee’s Service, Awardee’s right to participate in the Plan and the treatment of Awardee’s Stock Award, if any, will be governed in accordance with Section 4 of the Award Agreement, and not under employment laws in the jurisdiction where Awardee is providing Service, including, but not limited to statutory law, regulatory law and/or common law.

The following provisions will apply if Awardee is a resident of Quebec:

Language Consent.  The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention (« Award Agreement »), ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées en vertu de ou liés directement ou indirectement à la présente convention (« Award Agreement »).

Data Privacy.  This provision supplements Section 11 of the Award Agreement:

Awardee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  Awardee further authorizes the Company, any Subsidiary or Affiliate and the External Administrator to disclose and discuss the Plan with their advisors.  Awardee further authorizes the Company, any Subsidiary or Affiliate and the External Administrator to record such information and to keep such information in his or her employee file.

CHINA

These provisions apply only to Awardees who are People’s Republic of China (“PRC”) nationals, unless otherwise determined by the Company or required by the State Administration of Foreign Exchange (“SAFE”).

Vesting Period.  This provision supplements Section 2 of the Award Agreement:

Notwithstanding anything to the contrary in the Award Agreement, the Stock Award shall not vest and no Shares shall be issued to Awardee unless and until all necessary exchange control or other approvals with respect to the Stock Award under the Plan have been obtained from SAFE.  In the event that approval from SAFE (“SAFE Approval”) has not been obtained prior to any date(s) on which any portion of the Stock Award is scheduled to vest in accordance with the vesting schedule set forth in Section 2 of the Award Agreement, such portion of the Stock Award will not vest until such SAFE Approval is obtained (the “Actual Vesting Date”).  If Awardee’s Termination Date occurs prior to the Actual Vesting Date, Awardee shall not be entitled to vest in any portion of the Stock Award and the Stock Award shall be forfeited without any liability to the Company or its Subsidiaries or Affiliates.

Exchange Control Restrictions.  Awardee understands and agrees that he or she will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan or from any cash dividends paid on such Shares.  Awardee further understands that such repatriation of the proceeds will need to be effected through a special exchange control account established by the Company or an Affiliate or Subsidiary, and Awardee hereby consents and agrees that the proceeds may be transferred to such account by the Company (or its designated broker) on Awardee’s behalf prior to being delivered to Awardee.  Awardee also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the External Administrator) to effectuate such transfers.

The proceeds may be paid to Awardee in U.S. Dollars or local currency at the Company’s discretion.  If the proceeds are paid to Awardee in U.S. Dollars, Awardee understands that he or she will be required to set up a U.S. Dollar bank account in China so that the proceeds may be deposited into this account.  If the proceeds are paid to Awardee in local currency, (1) Awardee acknowledges that the Company is under no obligation to secure any particular currency conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (2) Awardee agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are converted to local currency and distributed to Awardee.  Awardee agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Termination of Service.  Notwithstanding anything to the contrary in the Plan or the Award Agreement, due to PRC exchange control restrictions, Awardee agrees that, to the extent that Awardee holds any Shares on the date that is ninety (90) calendar days after Awardee’s Termination Date (or such other period as may be required by SAFE), Awardee authorizes the Company’s designated broker to sell such Shares on Awardee’s behalf at that time or as soon as is administratively practical thereafter.  Awardee further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the Shares (on Awardee’s behalf pursuant to this authorization), and Awardee expressly authorizes such broker to complete the sale of such Shares.  Awardee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Shares at any particular price.  Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to Awardee in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items has been satisfied.

DENMARK

Vesting Period.  This provision replaces Section 2 of the Award Agreement in its entirety.

So long as Awardee remains an Awardee Eligible to Vest and has not given or been given notice of termination of his Service, the Stock Award shall vest as to 100% of the shares on the third anniversary of the Grant Date stated in Section 1 of the Award Agreement.

Termination of Employment or Service.  This provision supplements Section 4(a) of the Award Agreement.

Unless otherwise provided in Section 4(b), (c), or (d) of the Award Agreement, if an Awardee is terminated by the Company for any reason other than breach, any unvested Stock Award will continue to vest under the vesting schedule set forth in Section 2 of the Award Agreement (as replaced by the above provision in this Appendix A). In the event that Awardee resigns his or her Service or is terminated for breach by the Company, any unvested portion of the Stock Award shall be forfeited immediately on the Termination Date.

Danish Stock Option Act.  By accepting this Stock Award, Awardee acknowledges that he or she has received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act.

FINLAND

There are currently no country-specific provisions.

FRANCE

French-Qualified Stock Award.  This Stock Award is intended to qualify for specific tax and social security treatment in France under Section L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended (a “French-qualified” Stock Award).  Certain events may affect the status of the Stock Award as French-qualified and the Stock Award may be disqualified in the future.  The Company does not make any undertaking or representation to maintain the qualified status of the Stock Award.  If the Stock Award no longer qualifies as a French-qualified Stock Award, the specific tax and social security treatment will not apply, and Awardee will be required to pay his or her portion of social security contributions resulting from the Stock Award (as well as any income tax that is due).

Plan and Sub-Plan Terms.  The Stock Award is subject to the terms and conditions of the Plan and the Rules of the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan for Restricted Stock Units Granted to Employees in France (the “French RSU Sub-plan”).  To the extent that any term is defined in both the Plan and the French RSU Sub-plan, for purposes of this grant of a French-qualified Stock Award, the definitions in the French RSU Sub-plan shall prevail.

Vesting Period.  This provision replaces Section 2 of the Award Agreement in its entirety.

So long as Awardee remains an Awardee Eligible to Vest and has not given or been given notice of termination of his Service, the Stock Award shall vest as to 100% of the Shares on the second anniversary of the Grant Date referenced in Section 1 of the Award Agreement.

Settlement in Shares.  Notwithstanding any discretion in the Plan or the Award Agreement to settle the Stock Award in cash, the French-qualified Stock Award will be settled in Shares only.  The Stock Award does not provide any right for Awardee to receive a cash payment.

Termination of Service Due to Death. This provision replaces Section 4(b) of the Award Agreement in its entirety:

Notwithstanding any provision in the Plan or Award Agreement to the contrary, in the event of Awardee’s death while employed by the Company or a Subsidiary or Affiliate or after Awardee’s retirement in accordance with the applicable local retirement policy (as determined by the Company), on the date of death, the Stock Award shall become fully transferable to Awardee’s heirs.  Awardee’s heirs may request issuance of the underlying Shares within six (6) months of Awardee’s death.  If Awardee’s heirs do not request the issuance of the underlying Shares within six (6) months of Awardee’s death, the Stock Award will be forfeited.

Restrictions on Sale of Shares of Common Stock.  Awardee may not sell or transfer the Shares issued pursuant to the Stock Award prior to the second anniversary of the applicable vesting date or such other period as is required to comply with the minimum mandatory holding period applicable to Shares underlying French-qualified awards under Section L. 225-197-1 of the French Commercial Code, the French Tax Code or the French Social Security Code, as amended.  Notwithstanding the above, Awardee’s heirs, in case of Awardee’s death, or Awardee in case of Awardee’s Disability (as defined under the French RSU Sub-plan), are not subject to this restriction on the sale of Shares.

If Awardee qualifies as a managing director of the Company under French law (“mandataires sociaux” i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), Awardee is required to hold 20% of the Shares issued upon the vesting of the Stock Award in a nominative account under procedures implemented by the Company and is not permitted to sell or transfer the Shares until he or she ceases to serve as a managing director, as long as this restriction is a requirement under French law and unless law or regulations provide for a lower percentage (in which case these requirements apply to the lower percentage of Shares required to be held).

Any Shares acquired upon vesting of the Stock Award may not be sold during certain Closed Periods as provided for and defined by Section L. 225-197-1 of the French Commercial Code, as amended, and by the French RSU Sub-Plan, for so long as and to the extent that the Closed Periods are applicable to Shares underlying French-qualified Stock Awards granted by the

Company.  Under current law, such Closed Periods include: (a) ten (10) trading days preceding and three (3) trading days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; and (b) the period as from the date that information has been disclosed to the Company’s corporate management (such as the Board) which could, if disclosed to the public, significantly impact the trading price of the Shares, until ten (10) trading days after the date such information is publicly disclosed.

Consent to Receive Information in English.  By accepting the Stock Award, Awardee confirms having read and understood the documents related to the Stock Award (the Plan and the Award Agreement) which were provided in the English language.  Awardee accepts the terms of these documents accordingly.

Consentement Relatif à l’Utilisation de l’Anglais.  En acceptant l’Attribution (« Stock Award »), le Bénéficiaire confirme avoir lu et compris les documents relatifs à l’Attribution (le Plan (« Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan ») et le Contrat d’Attribution) qui ont été remis en anglais.  Le Bénéficiaire accepte les termes de ces documents en connaissance de cause.

GERMANY

There are currently no country-specific provisions.

HONG KONG

Settlement in Shares.  Notwithstanding any discretion in the Plan or the Award Agreement to settle the Stock Award in cash, due to tax law considerations in Hong Kong the Award will be settled in Shares only.  The Stock Award does not provide any right for Awardee to receive a cash payment.

Sale of Shares.  In the event the Stock Award vests within six (6) months of the Grant Date set forth in the Agreement, Awardee agrees that Awardee will not dispose of the Shares acquired prior to the six-month anniversary of the Grant Date.

Nature of Scheme.  The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

Securities Law Acknowledgment.  Awardee understands that the offer of the Stock Award and Shares under the Plan does not constitute a public offering of securities, and is available only to Employees, Directors or Consultants of the Company or its Subsidiaries or Affiliates.

The Award Agreement and the Plan, and other incidental communication materials related to the Stock Award, have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable companies and securities legislation in Hong Kong, and the documents have not been reviewed by any regulatory authority in Hong Kong.  The Stock Award, the Award Agreement and the Plan, and any incidental communication materials, are intended solely for the personal use of Awardee and may not be distributed to any other person.  Awardee is advised to exercise caution in relation to this offer of the Stock Award under the Plan.  If Awardee is in any doubt about any of the contents of the Award Agreement or the Plan, or any incidental communication materials, Awardee should obtain independent professional advice.

INDIA

Exchange Control Obligations.  Awardee understands that Awardee must repatriate any funds received pursuant to the Plan (e.g., proceeds from the sale of Shares, cash dividends) to India.  In the case of proceeds from the sale of Shares, Awardee acknowledges that such repatriation must occur within ninety (90) days of receipt and in the case of dividends, Awardee acknowledges that such repatriation must occur within 180 days of receipt.  Awardee should obtain a foreign inward remittance certificate (“FIRC”) from the bank where Awardee deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.  Awardee is also responsible for complying with any other exchange control laws in India that may apply to the Stock Award or the Shares acquired under the Plan.

ISRAEL

Grant Subject to Terms and Conditions of Israel Sub-Plan.  The Stock Award is offered to Awardee subject to, and in accordance with, the terms of the Plan and its Sub-Plan for Participants in Israel (the “Israel Sub-Plan”).  As such, the Stock Award is intended to qualify for specific tax and social security treatment in Israel under Section 102 (together with its subsections and any similar successor provisions, “Section 102”) of the Israeli Income Tax Ordinance [New Version] 1961, as now in effect or as hereafter amended.  Certain events may affect the status of the Stock Award as qualified under Section 102 and the Stock Award may be disqualified in the future.  The Company does not make any undertaking or representation to maintain the qualified status of the Stock Award.

The Stock Award, the Shares and any rights issued pursuant to the Stock Award and Shares (other than cash dividends) shall be controlled by Meitav Benefits Trust Company, S.G.S Trusts or another trustee selected by the Company (the “Trustee”) for Awardee’s benefit for at least such period of time as required by Section 102 or by the Israeli Tax Authority (the “Lock-Up Period”).

By accepting the Stock Award, Awardee agrees to be bound by the terms of the Plan, the Israel Sub-Plan, the Agreement, the trust and services agreement (the “Trust Agreement”) with the Trustee, and, upon request of the Company or the Employer, agrees to provide written consent to the terms of any tax ruling or agreement obtained by the Company or the Employer with regard to the Plan and the Israel Sub-Plan (“Tax Ruling”).

Until further election by the Company, the Stock Award and any Shares received upon vesting of the Stock Award are intended to qualify for the tax treatment available in Israel pursuant to the provisions of the “capital gain trustee track” under Section 102, including the provisions of the Income Tax Rules (Tax Benefits in Shares Issuance to Employees), 2003 and any Tax Ruling.

The Stock Award is subject to the trust (“Trust”) established by the Trust Agreement with the Trustee.  To receive the tax treatment provided for in Sections 102(b)(2) and 102(b)(3) of the ITO or successor statute, the Stock Award will be “deposited” (as defined by the ITO) with the Trustee on behalf of Awardee during the Lock-Up Period, which, until further election by the Company, shall be twenty-four (24) months from the Grant Date, or any other period determined under the ITO as now in effect or as hereafter amended or by the Israeli Income Tax Authority.  Subject to the expiry of the Lock-Up Period and any further period included herein, Awardee agrees that Shares acquired upon vesting of the Stock Award will be held by the Trustee until the earlier of (a) the receipt by the Trustee of an acknowledgment from the Israeli Income Tax Authority that Awardee has paid all applicable Tax-Related Items due pursuant to the ITO and Section 102, or (b) the Trustee withholds any applicable Tax-Related Items due pursuant to the ITO and Section 102.  Notwithstanding the foregoing, in the event Awardee shall elect to release any Shares acquired upon vesting of the Stock Award prior to the conclusion of the Lock-Up Period, the tax consequences under Section 102 shall apply to and shall be borne solely by Awardee.

The Company may in its sole discretion replace the Trustee from time to time and instruct the transfer of all Stock Awards and Shares held or administered by such Trustee at such time to its successor and the provisions of this Agreement shall apply to the new Trustee.

ITALY

Data Privacy.  This provision replaces Section 11 of the Award Agreement:

Awardee understands that the Employer, the Company and any other Affiliate and Subsidiary may hold certain personal information about Awardee, including, Awardee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of the Stock Award or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Awardee’s favor (“Personal Data”) and will process such data for the exclusive purpose of implementing, managing and administering the Plan.

Awardee also understands that providing the Company with Personal Data is mandatory for compliance with local law and necessary for the performance of the Plan and that Awardee’s refusal to provide such Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Awardee’s ability to participate in the Plan.  The Controllers of personal data processing are Keysight Technologies, Inc., 1400 Fountaingrove Parkway Santa Rosa, CA 95403, and Keysight Technologies Italy S.r.l., Via Grandi, 8, Cernusco sul Naviglio 20063 Milan Italy, which is also the Company’s representative in Italy for privacy purposes pursuant to Legislative Decree no 196/2003.

Awardee understands that Personal Data will not be publicized, but it may be accessible by the Employer and its internal and external personnel in charge of processing of such Personal Data and by the Personal Data Processor (the “Processor”), if any.  An updated list of Processors and other transferees of Personal Data is available upon request from the

Employer. Furthermore, Personal Data may be transferred to the External Administrator, Employer and any banks, other financial institutions or brokers involved in the management and administration of the Plan.  Awardee understands that the Company and/or its Affiliates and Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Awardee’s participation in the Plan, and that the Company and/or its Affiliates and Subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to the External Administrator or another third party with whom Awardee may elect to deposit any Shares acquired under the Plan.  Such recipients may receive, possess, use, retain and transfer the Personal Data in electronic or other form, for the purposes of implementing, administering and managing Awardee’s participation in the Plan.  Awardee understands that these recipients may be located in or outside the European Economic Area in such countries as in the United States that may not provide the same level of protection as intended under Italian data privacy laws.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Awardee’s Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Awardee understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Awardee’s Personal Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Awardee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan.  Awardee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Awardee has the right to, including but not limited to, access, delete, update, ask for rectification of Awardee’s Personal Data and estop, for legitimate reason, the Personal Data processing.

Furthermore, Awardee is aware that Awardee’s Personal Data will not be used for direct marketing purposes.  In addition, the Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Awardee’s human resources department.

Plan Document Acknowledgement.  By accepting the Stock Award, Awardee acknowledges that (a) Awardee has received the Plan and the Award Agreement; (b) Awardee has reviewed those documents in their entirety and fully understands the contents thereof; and (c) Awardee accepts all provisions of the Plan and the Award Agreement.  Awardee further acknowledges that Awardee has read and specifically and expressly approves, without limitation, the following sections of the Award Agreement: “Termination of Employment or Service”; “Nontransferability of Stock Award”; “Restrictions on Issuance of Shares of Common Stock”; “Responsibility for Taxes”; “Nature of Award”; “No Advice Regarding Grant”; “Data Privacy” as replaced by the above provision; “No Rights Until Issuance”; “Governing Law and Venue”; “Language”; “Electronic Delivery and Acceptance”; “Imposition of Other Requirements”; “Appendix” “Waiver and Amendments” and “Entire Agreement”.

JAPAN

There are currently no country-specific provisions.

KOREA

There are currently no country-specific provisions.

MALAYSIA

Data Privacy.  This provision replaces Section 11 of the Award Agreement in its entirety.

Awardee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Award Agreement, including any country-specific Appendix attached hereto, and any other Plan participation materials by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates or any third parties authorized by the same for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan. Awardee may have previously provided the Company and the Employer with, and the Company and the Employer may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Awards or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in Awardee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. Awardee understands that Data will be

Penerima Anugerah dengan ini secara eksplicit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian Penganugerahan ini, termasuklah apa-apa Lampiran khusus bagi negara yang dilampirkan di sini, dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan Anak Syarikatnya dan Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk tujuan ekslusif untuk pelaksanaan, pentadbiran dan pengurusan penyertaan Penerima Anugerah dalam Pelan tersebut. Sebelum ini, Penerima Anugerah mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Penerima Anugerah, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa saham atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua Anugerah Saham atau apa-apa hak lain untuk Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Penerima Anugerah (“Data”), untuk transferred to the External Administrator or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and that Data may be transferred to certain other third parties assisting the Company with the implementation, administration and management of the Plan, including any requisite transfer of such Data as may be required to a broker or third party with whom Awardee may elect to deposit any Shares acquired pursuant to Awardee’s participation in the Plan. Awardee understands that these recipients may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Awardee’s country. Awardee understands that Awardee may request a list with the names and addresses of any potential recipients of the Data by contacting Awardee’s local human resources representative. Awardee authorizes the Company, the External Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Awardee’s participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan. Awardee understands that Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut. Penerima Anugerah memahami bahawa Data akan dipindahkan kepada Pentadbir Luar atau pembekal perkhidmatan pelan saham lain yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam melaksanakan, mentadbir dan menguruskan Pelan tersebut, dan Data mungkin boleh dipindahkan kepada pihak ketiga lain yang tertentu yang membantu Syarikat dengan pelaksanaan, pentadbiran, dan pengurusan Pelan, termasuklah apa-apa pemindahan yang diperlukan untuk Data yang diwajibkan kepada broker atau pihak ketiga dengan sesiapa yang Penerima Anugerah pilih untuk mendepositkan Saham yang diperolehi melalui penyertaan Penerima Anugerah dalam Pelan. Penerima Anugerah mengakui bahawa penerima-penerima ini mungkin berada di Amerika Syarikat atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Penerima Anugerah. Penerima Anugerah memahami bahawa Penerima Anugerah boleh meminta senarai dengan nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Penerima Anugerah memberi kuasa kepada Syarikat, Pentadbir Luar dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Penerima Anugerah faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Penerima Anugerah memahami bahawa Penerumna Anugerah boleh, pada bila-bila masa, melihat data, meminta maklumat local human resources representative. Further, Awardee understands that Awardee is providing the consents herein on a purely voluntary basis. If Awardee does not consent, or if Awardee later seeks to revoke his or her consent, Awardee’s employment status or Service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Awardee’s consent is that the Company would not be able to grant Awardee Stock Awards or other equity awards or administer or maintain such awards. Therefore, Awardee understands that refusing or withdrawing his or her consent may affect Awardee’s ability to participate in the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that Awardee may contact his or her local human resources representative.

tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya. Selanjutnya, Penerima Anugerah memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Penerima Anugerah tidak bersetuju, atau jika Penerima Anugerah kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjayanya dengan Majikan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan Anugerah-anugerah Saham atau anugerah ekuiti lain kepada Penerima Anugerah atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Penerima Anugerah memahami bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan Penerima Anugerah untuk memberikan keizinan atau penarikan balik keizinan, Penerima Anugerah memahami bahawa Penerima Anugerah boleh menghubungi wakil sumber manusia tempatannya.

MEXICO

Acknowledgement of the Award.  By accepting the Stock Award, Awardee acknowledges that he or she has received a copy of the Plan and the Award Agreement, which Awardee has reviewed.  Awardee acknowledges further that he or she accepts all the provisions of the Plan and the Award Agreement.  Awardee also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in Section 9: “Nature of Award” in the Award Agreement, which clearly provides as follows:

(1)                                 Awardee’s participation in the Plan does not constitute an acquired right;

(2)                                 The Plan and Awardee’s participation in it are offered by the Company on a wholly discretionary basis;

(3)                                 Awardee’s participation in the Plan is voluntary; and

(4)                                 The Company and its Subsidiaries and Affiliates are not responsible for any decrease in the value of any Shares acquired at vesting of the Stock Award.

Labor Law Policy and Acknowledgment.  In accepting the Stock Award, Awardee expressly recognizes that Keysight Technologies, Inc., with registered offices at 1400 Fountaingrove Parkway Santa Rosa, CA 95403, is solely responsible for the administration of the Plan and that Awardee’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Awardee and the Company since Awardee is participating in the Plan on a wholly commercial basis and his or her sole employer is Keysight Technologies México, S. de R.L. de C.V. (“Keysight Mexico”), located at Camino al ITESO 8900, Edificio 1B, Colonia Pinar de la Calma, Zapopan, Jalisco 45080, México.  Based on the foregoing, Awardee expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between Awardee and the employer, Keysight Mexico, and do not form part of the employment conditions and/or benefits provided by Keysight Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Awardee’s employment.

Awardee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Awardee’s participation at any time without any liability to Awardee.

Finally, Awardee hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Awardee therefore grants a full and broad release to the Company, its Subsidiaries and Affiliates, and its branches, representation offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.

Reconocimiento del Premio.  Al aceptar el premio, el Participante reconoce que ha recibido una copia del Plan y el Acuerdo, mismo que ha revisado.  El Participante reconoce, además, que acepta todas las disposiciones del Plan y del Acuerdo,.  El Participante también reconoce que ha leído y que concretamente aprueba de forma expresa los términos y condiciones establecidos en la Sección 9: “Reconocimiento de la Naturaleza del Premio” del Acuerdo, que claramente dispone lo siguiente:

(1)                                 La participación del Participante en el Plan no constituye un derecho adquirido;

(2)                                 El Plan y la participación del Participante en el Plan se ofrecen por la Compañía a discreción total de la Compañía;

(3)                                 Que la participación del Participante en el Plan es voluntaria; y

(4)                                 La Compañía y sus Subsidiarias y Afiliadas no son responsables de ninguna disminución en el valor de las Acciones adquiridas al momento de tener derecho conforme a las Acciones Bursátiles concedidas.

Política Laboral y Reconocimiento.  Aceptando este Acuerdo, el Participante expresamente reconoce que Keysight Technologies, Inc., con sus oficinas registradas en 1400 Fountaingrove Parkway, Santa Rosa, CA 95403, es la única responsable por la administración del Plan y que la participación del Participante en el Plan y en su caso la adquisición de Acciones no constituyen una relación de trabajo entre el Participante y la Compañía, ya que el Participante participa en el Plan en un marco totalmente comercial y su único patrón es Keysight Technologies México, S. de R.L. de C.V. (“Keysight Mexico”), con domicilio en Camino al ITESO 8900, Edificio 1B, Colonia Pinar de la Calma, Zapopan, Jalisco 45080, México.  Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el patrón, Keysight Mexico y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por Keysight Mexico y que cualquier modificación al Plan o su terminación no constituye un cambio o detrimento de los términos y condiciones de la relación de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o terminar la participación del Participante en cualquier momento y sin responsabilidad alguna hacia el Participante.

Finalmente, el Participante por este medio declara que no se reserva derecho o acción alguna en contra de la Compañía por cualquier compensación o daños y perjuicios en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a la Compañía, Subsidiarias y sus afiliadas, sucursales, oficinas de representación, accionistas, directores, autoridades, empleados, agentes, o representantes legales en relación con respecto de cualquier demanda que pudiera surgir.

NETHERLANDS

There are currently no country-specific provisions.

PUERTO RICO

There are currently no country-specific provisions.

RUSSIA

Securities Law Acknowledgment.  Awardee understands that the Plan, the Award Agreement and all other materials Awardee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia.  The Shares to be issued at vesting of the Stock Award have not and will not be registered in Russia.  Therefore, the Shares and any other securities described in any Plan-related documents may not be used for public offering or public circulation in Russia.  In no event will Shares issued to Awardee pursuant to the Stock Award be delivered to Awardee in Russia; Shares issued to Awardee pursuant to the Stock Award shall be delivered to Awardee through the External Administrator and its affiliated companies (or another Company-designated broker) in the United States and kept on Awardee’s behalf in the United States.  Awardee is not permitted to sell Shares directly to other Russian legal entities or residents.

Exchange Control Obligations.  Awardee must repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to Russia within a reasonably short period after receipt.  The sale proceeds and any dividends received must be initially credited to Awardee through a foreign currency account opened in Awardee’s name at an authorized bank in Russia.  After the sale proceeds or dividends are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.  Awardee acknowledges that Awardee should contact his or her personal legal advisor regarding exchange control requirements as significant penalties may apply in the case of non-compliance with such requirements.

Data Privacy.  Awardee hereby acknowledges that Awardee has read and understood the terms regarding collection, processing and transfer of Awardee’s Data contained in Section 11 of the Award Agreement and Awardee acknowledges that, by accepting the Stock Award, Awardee is agreeing to such terms.  In this regard, upon request of the Company, Awardee agrees to provide any executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Company) that the Company may deem necessary to obtain under the data privacy laws in Awardee’s country, either now or in the future.  Awardee understands that Awardee may not be permitted to participate in the Plan if Awardee fails to execute any such consent or agreement.

SINGAPORE

Securities Law Acknowledgment.  Awardee understands that the Stock Award is granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made with a view to the Shares being subsequently offered for sale to any other party.  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  Awardee acknowledges that the Stock Award is subject to section 257 of the SFA and Awardee will not be able to make (a) any subsequent sale of the Shares in Singapore or (b) any offer of such subsequent sale of the Shares in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Director Notification Requirement.  If Awardee is a director, associate director or shadow director(1) of a Singaporean Affiliate or Subsidiary, Awardee acknowledges that he or she is

(1)         A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

subject to certain notification requirements under the Singapore Companies Act.  In particular, Awardee must notify the Singaporean Affiliate or Subsidiary in writing of an interest (e.g., Stock Award, Shares, etc.) in the Company or any related companies within two (2) business days of (a) its acquisition or disposal, (b) any change in a previously disclosed interest (e.g., when the Shares are sold), or (c) becoming a director (if such an interest exists at the time).

SPAIN

Nature of Award.  This provision supplements Section 9 of the Award Agreement:

In accepting the Award, Awardee consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.  Awardee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Stock Awards under the Plan to individuals who may be employees of the Company or a Subsidiary or Affiliate.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries or Affiliates, other than as expressly set forth in the Award Agreement.  Consequently, Awardee understands that the Stock Award is granted on the assumption and condition that the Stock Award and the Shares issued upon settlement of the Stock Award shall not become a part of any employment contract (either with the Company or any Subsidiary or Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.

Additionally, Awardee understands that the vesting of the Stock Award is expressly conditioned on Awardee’s continued and active rendering of Service to the Company or a Subsidiary or Affiliate such that if Awardee’s Service is terminated for any reason (including for the reasons listed below but with the exception of the circumstances specified in Section 4(b)-(d) of the Award Agreement), the Award will cease vesting immediately effective as of the Termination Date.  This will be the case, for example, even if (a) Awardee is considered to be unfairly dismissed without good cause; (b) Awardee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) Awardee’s Service is terminated due to a change of work location, duties or any other employment or contractual condition; (d) Awardee’s Service is terminated due to unilateral breach of contract of the Company or any of its Subsidiaries or Affiliates; or (e) Awardee’s Service is terminated for any other reason (with the exception of the circumstances specified in Section 4(b)-(d) of the Award Agreement).  Consequently, upon termination of Service for any of the above reasons, Awardee will automatically lose any rights to the Stock Award to the extent that it has not yet become vested as of the Termination Date, as described in the Award Agreement.  Awardee acknowledges that he or she has read and specifically accepts the conditions referred to above and in Section 4 of the Award Agreement.

Finally, Awardee understands that this Stock Award would not be made to Awardee but for the assumptions and conditions referred to herein; thus, Awardee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Stock Award shall be null and void.

SWEDEN

There are currently no country-specific provisions.

SWITZERLAND

There are currently no country-specific provisions.

TAIWAN

There are currently no country-specific provisions.

UNITED KINGDOM

Responsibility for Taxes.  These provisions supplement Section 7 of the Award Agreement:

If payment or withholding of the income tax due in connection with the Stock Award is not made within ninety (90) days of the end of the tax year in which the taxable event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by Awardee to the Employer, effective on the Due Date.  Awardee agrees that the loan will bear interest at the official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by Awardee, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 7 of the Award Agreement.

Notwithstanding the foregoing, if Awardee is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), Awardee shall not be eligible for a loan to cover the income tax due as described above.  Instead, the amount of any uncollected income tax may constitute a benefit to Awardee on which additional income tax and National Insurance contributions may be payable.  Awardee acknowledges that Awardee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee National Insurance contributions due on this additional benefit.  Awardee further acknowledges that the Company or the Employer may recover such amounts from Awardee by any of the means referred to in Section 7 of the Award Agreement.

Joint Election.  As a condition of participation in the Plan, Awardee agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company and/or the Employer in connection with the Stock Award and any event giving rise to Tax-Related Items (the “Employer’s Liability”).  Without prejudice to the foregoing, Awardee agrees to execute a joint election with the Company or the Employer, the form of such joint election being formally approved by HMRC (the “Joint Election”) and any other consent or election required to accomplish the transfer of the Employer’s Liability to Awardee.  Awardee understands that the Joint Election applies to any Stock Award granted to him or her under the Plan after the execution of the Joint Election.  Awardee further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer.  Awardee further agrees that the Company and/or the Employer may collect the

Employer’s Liability from him or her by any of the means set forth in Section 7 of the Award Agreement.

If Awardee does not enter into a Joint Election prior to the first vesting date of the Stock Award or any other event giving rise to Tax-Related Items, he or she will not be entitled to vest in the Stock Award or receive any benefit in connection with the Stock Award unless and until he or she enters into a Joint Election, and no Shares or other benefit pursuant to the Stock Award will be issued to Awardee under the Plan, without any liability to the Company and/or the Employer; provided, however, that this provision shall not apply if Awardee is a U.S. taxpayer and the application of this provision would cause the Stock Award to fail to qualify under an exemption from, or comply with, Section 409A of the Code, as determined by the Company.

UNITED STATES

There are currently no country-specific provisions.

VIETNAM

Settlement in Cash.  Unless otherwise determined by the Administrator, the Stock Award, once vested, will be settled by means of a cash payment equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of the Award Agreement.